Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ProtoKinetix, Incorporated of our report dated March 27, 2006, on our audit of the balance sheet of ProtoKinetix, Incorporated as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period from December 23, 1999 (inception) through December 31, 2005.

Our report, dated March 27, 2006, contains an explanatory paragraph that states that ProtoKinetix, Incorporated has not generated revenue or positive cash flows from operations and has an accumulated deficit at December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

March 27, 2006
Seattle, Washington